Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 7, 2019, with respect to the consolidated financial statements of Care.com, Inc. as of December 29, 2018 and for each of the two years ended December 29, 2018, included in the Registration Statement (Form S-1 No. 333-XXXX) and related Prospectus of IAC Holdings, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 15, 2020